UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Heidrick & Struggles International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-2681268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

233 South Wacker Drive

Suite 4200

Chicago, IL 60606-6303

(Address of Principal Executive Offices)

2012 HEIDRICK & STRUGGLES GLOBALSHARE PROGRAM

(Full title of the plan)

Stephen W. Beard, Esq. Executive Vice President, General Counsel and Corporate Secretary 233 South Wacker Drive-Suite 4200 Chicago, IL 60606-6303 Tel: (312) 496-1200

Copy to:

Patricia Dondanville, Esq.

Reed Smith LLP

10 South Wacker Drive, Floor 40

Chicago, IL 60606 -7507

Tel: (312) 207-1000; Fax: (312) 207-6400

(Name, address and telephone number (including area code) of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share, issuable under the 2012 GlobalShare Program	1,971,528	$16.50 (2)	$32,530,212	$3,728

(1)	This Registration Statement covers 1,971,528 shares of common stock, par value $0.01 per share (the “Common Stock”) of Heidrick & Struggles International, Inc. (the “Company”) pursuant to the 2012 Heidrick & Struggles GlobalShare Program (the “Plan”); such amount consists of (i) 1,300,000 shares of Common Stock, consisting of newly authorized shares of Common Stock and any remaining shares of Common Stock which were previously authorized for issuance under the 2007 Heidrick & Struggles GlobalShare Program, as amended (the “Prior Program”) and not subject to outstanding awards under the Prior Program; and (ii) 671,528 shares of Common Stock currently subject to outstanding awards under the Prior Program that cease to be subject to such awards (other than by reason of exercise or settlement). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares to be offered or sold pursuant to the Plan by reason of any stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination or exchange of shares or Common Stock, dividend in kind, or other like change in capital structure.
(2)	Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price is estimated solely for the purpose of calculating the amount of the registration fee. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on The NASDAQ Stock Market on May 23, 2012 ($16.50), in accordance with Rule 457(c) of the Securities Act.

Explanatory Note

This Registration Statement on Form S-8 is being filed to register 1,971,528 shares of Common Stock pursuant to the Plan, consisting of (i) 1,300,000 shares of Common Stock, which includes newly authorized shares of Common Stock and any remaining shares of Common Stock which were previously authorized for issuance under the Prior Program, and not subject to outstanding awards under the Prior Program; and (ii) 671,528 shares of Common Stock currently subject to outstanding awards under the Prior Program that cease to be subject to such awards (other than by reason of exercise or settlement). Shares of Common Stock subject to an award granted under the Plan which is forfeited or otherwise expires or terminates will again be available for use under the Plan.

Part I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I has been or will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 15, 2012;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on April 30, 2012;

(c)	Our Current Report on Form 8-K filed on January 5, 2012;

(d)	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2011; and

(e)	The description of our Common Stock, which was included in our Registration Statement on Form S-1, filed with the SEC on March 31, 1999, and was incorporated by reference in our Registration Statement on Form 8-A, filed with the SEC on April 21, 1999, pursuant to Section 12(g) of the Exchange Act.

In addition, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, for any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with Section 102(b)(7) of the Delaware Law, our Certificate of Incorporation, as amended and restated, contains a provision to limit the personal liability of our director’s violations of their fiduciary duty. This provision eliminates each director’s liability to us and our stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. In addition, our Certificate of Incorporation, as amended and restated, authorizes us to purchase and maintain insurance to protect itself and any director, officer, employee or agent of us or another business entity against any expense, liability or loss incurred by him or her in any such capacity or arising out of his or her status as such.

Our Certificate of Incorporation, as amended and restated, provides that, to the fullest extent permitted by Delaware law, as now in effect or as amended, it will indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any action (other than action by or in the right of the Company) by reason of the fact that he or she is or was director, officer, employee or agent of the Company or was serving, at the Company’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise. Any amendment of this provision will not reduce the Company’s indemnification obligations relating to actions taken before an amendment.

We maintain directors and officers liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.02 of this Registrant’s Registration Statement on Form S-4 (File No. 333-61023))

4.2	Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.02 of the Registrant’s Form 10-K filed March 26, 2003 (File No. 000-25837))

4.3	2012 Heidrick & Struggles GlobalShare Program (incorporated by reference from Appendix A to the Company’s Definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, filed on April 17, 2012 (File No. 000-25837))

4.4	Form of Non-Employee Director Restricted Stock Unit Participation Agreement.

4.5	Form of Restricted Stock Unit Participation Agreement.

4.6	Form of Non-Qualified Stock Option Grant Agreement.

4.7	Form of Performance Stock Unit Participation Agreement

5.1	Opinion of Reed Smith LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 25, 2012.

Heidrick & Struggles International, Inc.,
a Delaware corporation

/s/ L. Kevin Kelly
L. Kevin Kelly
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints L. Kevin Kelly and Richard W. Pehlke (with full power to each of them to act alone) as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:	Principal Financial Officer:

/s/ L. Kevin Kelly	/s/ Richard W. Pehlke
L. Kevin Kelly	Richard W. Pehlke
Chief Executive Officer	Executive Vice President and
Dated: May 25, 2012	Chief Financial Officer
Dated: May 25, 2012

Principal Accounting Officer

/s/ Matthew W. Hallgren
Matthew W. Hallgren
Chief Accounting Officer
Dated: May 25, 2012

Directors:

/s/ Richard I. Beattie	/s/ John A. Fazio
Richard I. Beattie	John A. Fazio
Dated: May 25, 2012	Dated: May 25, 2012

/s/ Mark Foster	/s/ Jane D. Hartley
Mark Foster	Jane D. Hartley
Dated: May 25, 2012	Dated: May 25, 2012

/s/ Jill Kanin-Lovers	/s/ L. Kevin Kelly
Jill Kanin-Lovers	L. Kevin Kelly
Dated: May 25, 2012	Dated: May 25, 2012

/s/ Gary E. Knell	/s/ Robert E. Knowling, Jr.
Gary E. Knell	Robert E. Knowling, Jr.
Dated: May 25, 2012	Dated: May 25, 2012

/s/ V. Paul Unruh
V. Paul Unruh
Dated: May 25, 2012

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.02 of this Registrant’s Registration Statement on Form S-4 (File No. 333-61023))

4.2	Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.02 of the Registrant’s Form 10-K filed March 26, 2003 (File No. 000-25837))

4.3	2012 Heidrick & Struggles GlobalShare Program (incorporated by reference from Appendix A to the Company’s Definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, filed on April 17, 2012 (File No. 000-25837))

4.4	Form of Non-Employee Director Restricted Stock Unit Participation Agreement.

4.5	Form of Restricted Stock Unit Participation Agreement.

4.6	Form of Non-Qualified Stock Option Grant Agreement.

4.7	Form of Performance Stock Unit Participation Agreement

5.1	Opinion of Reed Smith LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1).